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BORLAND ACQUIRES VMGEAR IN ALL-CASH TRANSACTION

Acquisition of Java™ Performance Solutions Provider
Expected to Boost Java Developer Productivity

SCOTTS VALLEY, CA (January 22, 2002)—Borland Software Corporation (Nasdaq NM: BORL) announced today it has acquired privately held Redline Software, Inc., known as VMGEAR, the developer of OptimizeIt™ Suite. The all-cash transaction involves three components: (1) a $2 million payment at closing; (2) $6 million in retention payments over a three-year period; and (3) additional earnout payments over a three-year period contingent upon future revenues derived from the sale of Redline Software products and the retention of certain employees of VMGEAR.

Based in San Jose, California, VMGEAR provides the OptimizeIt Suite, comprised of performance assurance and testing solutions for Java™ developers. OptimizeIt customers include software development teams at Fortune 500 companies, global systems integrators, and leading software startups. The OptimizeIt Suite delivers highly scalable, easy-to-use performance assurance and testing solutions that integrate seamlessly with leading application servers and development environments. OptimizeIt Suite provides improved speed and reliability of applications across the J2EE™, J2SE™, and J2ME™ platforms. It is currently anticipated that VMGEAR’s operations will move into Borland’s corporate headquarters in Scotts Valley.

“Borland’s acquisition of VMGEAR follows our November product announcement focused on driving Java into the mainstream of enterprise development,” stated Dale L. Fuller, Borland’s president and chief executive officer. “The OptimizeIt Suite should help new Java developers become more efficient and effective. We believe this acquisition will also increase the size of our customer base and further strengthen our Java R & D capabilities. We anticipate that the OptimizeIt products will further enhance and expand our Java sales as either standalone performance solutions or with the market-leading Borland® JBuilder™ development environment for Java.”

“Our customers have seen significant improvements in developer productivity by using the OptimizeIt Suite,” said Eric Muller, president and chief executive officer of VMGEAR. “Because performance assurance is becoming an integral step in the development of Java enterprise applications, selling the OptimizeIt products with JBuilder makes great sense for Java developers.”

Borland plans to comment further on the transaction during its earnings conference call scheduled to be held on Thursday, January 24, 2002 at 2:30 p.m., Pacific Time.

About Borland

Borland Software Corporation is a leading provider of technology used to develop, deploy and integrate software applications. Delivering best-in-class technology solutions dedicated to interoperability, Borland allows enterprises of all sizes to move into Web-based computing while leveraging legacy systems. From the Fortune 1000 to the “Borland Nation” comprised of millions of developers around the world, Borland provides customers the freedom to develop applications, deploy them anywhere, and integrate and manage them across the enterprise. Borland solutions enable organizations to increase

Borland Acquires VMGEAR in All-Cash Transaction January 22, 2002 Page 2

productivity and deliver higher-performance projects faster and on budget, while lowering total cost of ownership.

Founded in 1983, Borland is headquartered in Scotts Valley, California with operations worldwide. To learn more, visit Borland at http://www.borland.com, the community site at http://community.borland.com, the OptimizeIt site at http://www.optimizeit.com, or call Borland at (800) 632-2864.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation, in the United States and other countries. All other marks are the property of their respective owners.

Safe Harbor Statement

This release contains “forward-looking statements” as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995. All statements that are not historical are forward-looking. Forward-looking statements may relate to, but are not limited to, the effect of the acquisition of VMGEAR on Borland’s future results, customer base and R &D capabilities, Borland’s ability to successfully integrate VMGEAR, Borland’s future financial performance, capital expenditures, revenues, acquisitions, earnings, costs, product development plans, global expansion plans, estimated size of potential customer markets, demand for Borland’s products, the projected acceptance by existing or potential customers of new technologies and the potential features of, or benefits to be derived from, the products developed, marketed or sold by Borland, market and technological trends in the software industry and various economic and business trends. Such forward-looking statements are based on current expectations that involve a number of uncertainties and risks that may cause actual events or results to differ materially. Factors that could cause actual events or results to differ materially include, among others, the following: general economic factors and capital market conditions, general industry trends, the potential effects on Borland of competition in computer software product and services markets, growth rates in the software and professional services markets that Borland participates in, rapid technological change that can adversely affect the demand for Borland’s products, shifts in customer demand, market acceptance of new or enhanced products or services developed, marketed or sold by Borland, delays in scheduled product availability dates, actions or announcements by competitors, software errors, reduction in sales to or loss of any significant customers, the ability to successfully integrate acquisitions, Borland’s ability to protect its intellectual property rights, the dependence of certain of Borland’s business units on licenses from third parties, Borland’s ability to attract and retain qualified personnel, Borland’s failure to reduce costs and unanticipated further deterioration of economic and financial conditions in the United States and around the world resulting from the terrorist attacks on September 11, 2001. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. Borland is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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